                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                              (Amendment No. 2) (1)


                 Valentis, Inc. (formerly Megabios Corporation)
                                (Name of Issuer)


                     Common Stock, par value $.001 per share
                         (Title of Class of Securities)


                                    58515T102
                                 (CUSIP Number)


                                December 31, 1999
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|  Rule 13d-1(b)
         |_|  Rule 13d-1(c)
         |X|  Rule 13d-1(d)


(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G


-------------------                                           ------------------
CUSIP NO. 58515T102                                           Page 2 of 17 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only)

    MAYFIELD VII, A CALIFORNIA LIMITED PARTNERSHIP

--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (a) / /
                                                                         (b) /X/

--------------------------------------------------------------------------------
3.  SEC USE ONLY


--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    CALIFORNIA
--------------------------------------------------------------------------------
                   5. SOLE VOTING POWER
                      -0-
   NUMBER OF       -------------------------------------------------------------
    SHARES         6. SHARED VOTING POWER
 BENEFICIALLY         817,505
   OWNED BY        -------------------------------------------------------------
EACH REPORTING     7. SOLE DISPOSITIVE POWER
    PERSON            -0-
     WITH          -------------------------------------------------------------
                   8. SHARED DISPOSITIVE POWER
                      817,505
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      817,505
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                          / /

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                      3.1%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON

                      PN
--------------------------------------------------------------------------------

                                      13G


-------------------                                           ------------------
CUSIP NO. 58515T102                                           Page 3 of 17 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only)

    MAYFIELD VII MANAGEMENT PARTNERS, A CALIFORNIA LIMITED PARTNERSHIP

--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (a) / /
                                                                         (b) /X/

--------------------------------------------------------------------------------
3.  SEC USE ONLY


--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    CALIFORNIA
--------------------------------------------------------------------------------
                   5. SOLE VOTING POWER
                      -0-
   NUMBER OF       -------------------------------------------------------------
    SHARES         6. SHARED VOTING POWER
 BENEFICIALLY         817,505
   OWNED BY        -------------------------------------------------------------
EACH REPORTING     7. SOLE DISPOSITIVE POWER
    PERSON            -0-
     WITH          -------------------------------------------------------------
                   8. SHARED DISPOSITIVE POWER
                      817,505
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      817,505
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                         / /

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                      3.1%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON

                      PN
--------------------------------------------------------------------------------

                                      13G


-------------------                                           ------------------
CUSIP NO. 58515T102                                           Page 4 of 17 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only)

    MAYFIELD ASSOCIATES FUND II, A CALIFORNIA LIMITED PARTNERSHIP

--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (a) / /
                                                                         (b) /X/

--------------------------------------------------------------------------------
3.  SEC USE ONLY


--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    CALIFORNIA
--------------------------------------------------------------------------------
                   5. SOLE VOTING POWER
                      -0-
   NUMBER OF       -------------------------------------------------------------
    SHARES         6. SHARED VOTING POWER
 BENEFICIALLY         31,163
   OWNED BY        -------------------------------------------------------------
EACH REPORTING     7. SOLE DISPOSITIVE POWER
    PERSON            -0-
     WITH          -------------------------------------------------------------
                   8. SHARED DISPOSITIVE POWER
                      31,163
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      31,163
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                           / /

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                      0.1%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON

                      PN
--------------------------------------------------------------------------------

                                      13G


-------------------                                           ------------------
CUSIP NO. 58515T102                                           Page 5 of 17 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only)

    YOGEN K. DALAL

--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (a) / /
                                                                         (b) /X/

--------------------------------------------------------------------------------
3.  SEC USE ONLY


--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.
--------------------------------------------------------------------------------
                   5. SOLE VOTING POWER
                      8,120
   NUMBER OF       -------------------------------------------------------------
    SHARES         6. SHARED VOTING POWER
 BENEFICIALLY         848,668
   OWNED BY        -------------------------------------------------------------
EACH REPORTING     7. SOLE DISPOSITIVE POWER
    PERSON            8,120
     WITH          -------------------------------------------------------------
                   8. SHARED DISPOSITIVE POWER
                      848,668
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      856,788
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                           / /

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                      3.2%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON

                      IN
--------------------------------------------------------------------------------

                                      13G


-------------------                                           ------------------
CUSIP NO. 58515T102                                           Page 6 of 17 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only)

    F. GIBSON MYERS, JR.

--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) / /
                                                                         (b) /X/

--------------------------------------------------------------------------------
3.  SEC USE ONLY


--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.
--------------------------------------------------------------------------------
                   5. SOLE VOTING POWER
                      19,530
   NUMBER OF       -------------------------------------------------------------
    SHARES         6. SHARED VOTING POWER
 BENEFICIALLY         848,668
   OWNED BY        -------------------------------------------------------------
EACH REPORTING     7. SOLE DISPOSITIVE POWER
    PERSON            19,530
     WITH          -------------------------------------------------------------
                   8. SHARED DISPOSITIVE POWER
                      848,668
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      868,198
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                           / /

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                      3.3%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON

                      IN
--------------------------------------------------------------------------------

                                      13G


-------------------                                           ------------------
CUSIP NO. 58515T102                                           Page 7 of 17 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only)

    KEVIN A. FONG

--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (a) / /
                                                                         (b) /X/

--------------------------------------------------------------------------------
3.  SEC USE ONLY


--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.
--------------------------------------------------------------------------------
                   5. SOLE VOTING POWER
                      12,319
   NUMBER OF       -------------------------------------------------------------
    SHARES         6. SHARED VOTING POWER
 BENEFICIALLY         848,668
   OWNED BY        -------------------------------------------------------------
EACH REPORTING     7. SOLE DISPOSITIVE POWER
    PERSON            12,319
     WITH          -------------------------------------------------------------
                   8. SHARED DISPOSITIVE POWER
                      848,668
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      860,987
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                           / /

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                      3.3%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON

                      IN
--------------------------------------------------------------------------------

                                      13G


-------------------                                           ------------------
CUSIP NO. 58515T102                                           Page 8 of 17 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only)

    WILLIAM D. UNGER

--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (a) / /
                                                                         (b) /X/

--------------------------------------------------------------------------------
3.  SEC USE ONLY


--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.
--------------------------------------------------------------------------------
                   5. SOLE VOTING POWER
                      11,582
   NUMBER OF       -------------------------------------------------------------
    SHARES         6. SHARED VOTING POWER
 BENEFICIALLY         848,668
   OWNED BY        -------------------------------------------------------------
EACH REPORTING     7. SOLE DISPOSITIVE POWER
    PERSON            11,582
     WITH          -------------------------------------------------------------
                   8. SHARED DISPOSITIVE POWER
                      848,668
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      860,250
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                           / /

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                      3.3%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON

                      IN
--------------------------------------------------------------------------------

                                      13G


-------------------                                           ------------------
CUSIP NO. 58515T102                                           Page 9 of 17 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only)

    WENDELL G. VAN AUKEN, III

--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (a) / /
                                                                         (b) /X/

--------------------------------------------------------------------------------
3.  SEC USE ONLY


--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.
--------------------------------------------------------------------------------
                   5. SOLE VOTING POWER
                      -0-
   NUMBER OF       -------------------------------------------------------------
    SHARES         6. SHARED VOTING POWER
 BENEFICIALLY         848,668
   OWNED BY        -------------------------------------------------------------
EACH REPORTING     7. SOLE DISPOSITIVE POWER
    PERSON            -0-
     WITH          -------------------------------------------------------------
                   8. SHARED DISPOSITIVE POWER
                      848,668
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      848,668
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                           / /

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                      3.2%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON

                      IN
--------------------------------------------------------------------------------

                                      13G


-------------------                                          -------------------
CUSIP NO. 58515T102                                          Page 10 of 17 Pages
-------------------                                          -------------------

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only)

    MICHAEL J. LEVINTHAL

--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (a) / /
                                                                         (b) /X/

--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.
--------------------------------------------------------------------------------
                   5. SOLE VOTING POWER
                      12,319
   NUMBER OF       -------------------------------------------------------------
    SHARES         6. SHARED VOTING POWER
 BENEFICIALLY         848,668
   OWNED BY        -------------------------------------------------------------
EACH REPORTING     7. SOLE DISPOSITIVE POWER
    PERSON            12,319
     WITH          -------------------------------------------------------------
                   8. SHARED DISPOSITIVE POWER
                      848,668
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      860,987
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                           / /

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                      3.3%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON

                      IN
--------------------------------------------------------------------------------

                                      13G


-------------------                                          -------------------
CUSIP NO. 58515T102                                          Page 11 of 17 Pages
-------------------                                          -------------------

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only)

    A. GRANT HEIDRICH, III

--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (a) / /
                                                                         (b) /X/

--------------------------------------------------------------------------------
3.  SEC USE ONLY


--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.
--------------------------------------------------------------------------------
                   5. SOLE VOTING POWER
                      19,530
   NUMBER OF       -------------------------------------------------------------
    SHARES         6. SHARED VOTING POWER
 BENEFICIALLY         848,668
   OWNED BY        -------------------------------------------------------------
EACH REPORTING     7. SOLE DISPOSITIVE POWER
    PERSON            19,530
     WITH          -------------------------------------------------------------
                   8. SHARED DISPOSITIVE POWER
                      848,668
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      868,198
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                           / /

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                      3.3%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON

                      IN
--------------------------------------------------------------------------------

ITEM 1.

         (a)  NAME OF ISSUER:

              Valentis, Inc. (formerly Megabios Corporation)

         (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              863 A Mitten Road
              Burlingame, CA 94010

ITEM 2.

         (a)  NAME OF PERSONS FILING:

              Mayfield VII, a California Limited Partnership
              Mayfield VII Management Partners, a California Limited Partnership Mayfield Associates Fund II, a California Limited Partnership Yogen K. Dalal
              Kevin A. Fong
              Wendell G. Van Auken, III
              A. Grant Heidrich, III
              F. Gibson Myers, Jr.
              William D. Unger
              Michael J. Levinthal

         (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE:

              c/o Mayfield Fund
              2800 Sand Hill Road
              Menlo Park, CA 94025

         (c)  CITIZENSHIP:

              The entities listed in Item 2(a) are California Partnerships. The individuals listed in Item 2(a) are U.S. citizens.

         (d)  TITLE OF CLASS OF SECURITIES:

              Common Stock, par value $.001 per share.

         (e)  CUSIP NUMBER:

              58515T102


                              Page 12 of 17 pages.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                  Not applicable

ITEM 4.  OWNERSHIP

                  The information regarding ownership as set forth in Items 5-9 of Pages 2-11 hereto, is hereby incorporated by reference.

                  For a summary of total ownership by all Reporting Persons, see
                  Exhibit 2 hereto.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

                  Not applicable.

ITEM 10. CERTIFICATION

                  Not applicable.


                              Page 13 of 17 pages.

                                   SIGNATURES


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2000
                              MAYFIELD VII
                              A California Limited Partnership

                              By: /s/ George A. Pavlov
                                 ----------------------------------------------
                                   George A. Pavlov, Authorized Signatory

                              By: MAYFIELD VII MANAGEMENT PARTNERS
                              A California Limited Partnership

                              By: /s/ George A. Pavlov
                                 ----------------------------------------------
                                   George A. Pavlov, Authorized Signatory

                              By: MAYFIELD ASSOCIATES FUND II
                              A California Limited Partnership

                              By: /s/ George A. Pavlov
                                 ----------------------------------------------
                                   George A. Pavlov, Authorized Signatory

                              YOGEN K. DALAL

                              By: /s/ George A. Pavlov
                                 ----------------------------------------------
                                   George A. Pavlov, Attorney In Fact

                              F. GIBSON MYERS, JR.

                              By: /s/ George A. Pavlov
                                 ----------------------------------------------
                                   George A. Pavlov, Attorney In Fact

                              KEVIN A. FONG

                              By: /s/ George A. Pavlov
                                 ----------------------------------------------
                                   George A. Pavlov, Attorney In Fact

                              WILLIAM D. UNGER

                              By: /s/ George A. Pavlov
                                 ----------------------------------------------
                                   George A. Pavlov, Attorney In Fact


                              Page 14 of 17 pages.

                              WENDELL G. VAN AUKEN, III

                              By: /s/ George A. Pavlov
                                 ----------------------------------------------
                                   George A. Pavlov, Attorney In Fact

                              MICHAEL J. LEVINTHAL

                              By: /s/ George A. Pavlov
                                 ----------------------------------------------
                                   George A. Pavlov, Attorney In Fact


                              A. GRANT HEIDRICH, III

                              By: /s/ George A. Pavlov
                                 ----------------------------------------------
                                   George A. Pavlov, Attorney In Fact


                              Page 15 of 17 pages.

                                    EXHIBIT 1


Exhibit 1- "Statement Appointing Designated Filer and Authorized Signatory" is hereby incorporated by reference to Exhibit 1 to the Statement on Schedule 13G dated February 17, 1998.


                              Page 16 of 17 pages.

                                    EXHIBIT 2

                                                             PERCENT OF CLASS
      NAME OF REPORTING PERSON       NUMBER OF SHARES(5)   BENEFICIALLY OWNED(1)
-----------------------------------  -------------------   ---------------------
Mayfield VII,
a California Limited Partnership           817,505 (2)            3.1%

Mayfield VII Management Partners, a
California Limited Partnership             817,505 (2)            3.1%

Mayfield Associates Fund II , a             31,163 (3)            0.1%
California Limited Partnership

Yogen K. Dalal                             856,788 (4)            3.2%

F. Gibson Myers, Jr.                       868,198 (4)            3.3%

Kevin A. Fong                              860,987 (4)            3.3%

William D. Unger                           860,250 (4)            3.3%

Wendell G. Van Auken, III                  848,668 (4)            3.2%

Michael J. Levinthal                       860,987 (4)            3.3%

A. Grant Heidrich, III                     868,198 (4)            3.3%

Total                                      932,068                3.5%


(1) The respective percentages set forth in this column were obtained by dividing the number of shares by the aggregate number of outstanding shares of Common Stock, par value $.001 as of October 31, 1999 as reported in the issuer's Form 10-Q for the quarter ended September 30, 1999.

(2) Represents shares held of record by Mayfield VII, of which Mayfield VII Management Partners is the sole General Partner.

(3) Represents shares held of record by Mayfield Associates Fund II.

(4) The individual Reporting Persons are General Partners of Mayfield VII Management Partners, which is the General Partner of Mayfield VII. The individual Reporting Persons are also General Partners of Mayfield Associates Fund II. The individual Reporting Persons may be deemed to have shared voting and dispositive power over the shares which are or may be deemed to be beneficially owned by Mayfield VII Management Partners and Mayfield Associates Fund II, but disclaim such beneficial ownership. Each individual Reporting Person expressly disclaims that he is the beneficial owner of any shares which are held by any other individual Reporting Person in his individual capacity.

 (5) Each individual Reporting Person expressly disclaims that he is the beneficial owner of any shares which are held by any other individual Reporting Person in his individual capacity. Certain shares held directly by the individual Reporting Persons are held by them as trustee.


                              Page 17 of 17 pages.